    WORLD MONITOR TRUST II--
    SERIES E
    MONTHLY REPORT/
    OCTOBER 27, 2000

         WORLD MONITOR TRUST II--SERIES E
--------------------------------------------------------------------------------
Dear Interest Holder:
Enclosed is the report for the period from September 30, 2000 to October 27, 2000 for World Monitor Trust II--Series E ('Series E'). The net asset value of an interest as of October 27, 2000 was $96.15, an increase of 3.92% from the September 29, 2000 value of $92.52. The year-to-date return for Series E, which commenced trading on April 6, 2000, was a decrease of 3.85% as of October 27, 2000.

The estimated net asset value per interest as of November 15, 2000 was $98.68. Past performance is not necessarily indicative of future results.
Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at 1-800-535-2077.

          Sincerely yours,
          /s/ Eleanor L. Thomas
          -----------------------
          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
-------------------------------------------------
For the period from September 30, 2000
  to October 27, 2000
Revenues:
Realized loss on commodity
  transactions.......................   $(159,666)
Change in unrealized commodity
  positions..........................     373,779
Interest income......................      24,726
                                        ---------
                                          238,839
                                        ---------
Expenses:
Commissions..........................      23,629
Management fees......................       7,886
Other transaction fees...............       2,305
Other expenses.......................       5,940
                                        ---------
                                           39,760
                                        ---------
Net gain.............................   $ 199,079
                                        ---------
                                        ---------

STATEMENT OF CHANGES IN NET ASSET VALUE
----------------------------------------------------
For the period from September 30, 2000
  to October 27, 2000
                                              Per
                                 Total      Interest
                               ----------   --------
Net asset value at beginning
  of period (54,101.870
  interests).................  $5,005,579    $92.52
Contributions................       9,000
Net gain.....................     199,079
Redemptions..................    (171,151)
                               ----------
Net asset value at end of
  period (52,442.298
  interests).................  $5,042,507     96.15
                               ----------
                               ----------
                                            --------
Change in net asset value per interest...    $ 3.63
                                            --------
                                            --------
Percentage change........................      3.92%
                                            --------
                                            --------

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I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust II--Series E is accurate and complete.

                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.

                                 /s/ Barbara J. Brooks
                                 ----------------------
                                 by: Barbara J. Brooks
                                 Chief Financial Officer